Exhibit 99.1

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF AMERICAN BIOSCIENCE, INC.

For the Year Ended December 31, 2005
Report of Independent Registered Public Accounting Firm
Consolidated Balance Sheets
Consolidated Statements of Income
Consolidated Statements of Shareholders’ Equity
Consolidated Statements of Cash Flows
Notes to Consolidated Financial Statements
Financial Schedule: Schedule II—Valuation and Qualifying Accounts and Reserves

Report of Independent Registered Public Accounting Firm

The Board of Directors

American Bioscience, Inc.

We have audited the accompanying consolidated balance sheets of American Bioscience, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Bioscience, Inc. at December 31, 2005 and 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects the information set forth therein.

As discussed in Note 10 of the consolidated financial statements, in 2006 the Company adopted the provisions of Financial Accounting Standards No. 123(R) “Share-Based Payment” and changed its method of accounting for share-based payments.

ERNST & YOUNG LLP

Chicago, Illinois

March 7, 2006, except for Notes 10, 11 and 17, as to which

the date is June 26, 2006

AMERICAN BIOSCIENCE, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2005	2004
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$28,818	$3,323
Short-term investments	54,455	66,475
Accounts receivable, less allowances for doubtful accounts of $627 in 2005 and $632 in 2004 and net chargebacks of $47,841 in 2005 and $97,382 in 2004	61,868	15,517
Inventories	175,282	151,435
Prepaid expenses and other current assets	13,553	11,171
Deferred income taxes	16,936	14,225

Total current assets	350,912	262,146
Property, plant and equipment, net	152,630	115,875
Investment in Drug Source Company, LLC	2,728	6,256
Intangible assets and other non-current assets, net of accumulated amortization of $2,060 in 2005 and $1,370 in 2004	10,641	7,286
Deferred income taxes, non-current	5,993	—
Non-current receivables from related parties	649	647
Deferred financing costs, net of accumulated amortization of $379 in 2005 and $57 in 2004	676	413

Total assets	$524,229	$392,623

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$35,593	$26,148
Accrued liabilities	46,356	39,478
Deferred revenue	18,404	38
Minimum royalties payable	1,020	1,103
Amounts due to officer/shareholder	1,255	1,783
Short-term loans	—	4,000
Demand note payable	—	38,750

Total current liabilities	102,628	111,300
Deferred income taxes, non-current	—	423
Long-term debt	190,000	—
Other non-current liabilities	1,400	—

Total liabilities	294,028	111,723
Minority interests	162,061	113,482
Shareholders’ equity:
Series A preferred stock—no par value; none and 10,000,000 shares authorized, issued and outstanding in 2005 and 2004	—	10,000
Series B preferred stock—no par value; none and 22,500,000 shares authorized, issued and outstanding in 2005 and 2004	—	22,500
Common stock—no par value; 300,000,000 shares authorized;
186,709,694 and 194,605,920 shares issued and outstanding in 2005 and 2004	15,131	80,961
Retained earnings	51,380	53,723
Accumulated other comprehensive income	1,629	234

Total shareholders’ equity	68,140	167,418

Total liabilities and shareholders’ equity	$524,229	$392,623

See accompanying notes.

AMERICAN BIOSCIENCE, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Year ended December 31,
	2005	2004	2003
	(in thousands)
Net sales	$520,757	$405,247	$351,744
Cost of sales	227,235	192,254	161,692

Gross profit	293,522	212,993	190,052
Operating expenses:
Research and development	56,471	42,177	39,269
Selling, general and administrative	151,525	107,951	63,693
Loss on litigation settlement	—	—	1,006
Equity in net income of Drug Source Company, LLC	(1,802)	(2,084)	(1,837)

Total operating expenses	206,194	148,044	102,131

Income from operations	87,328	64,949	87,921
Interest income	1,419	763	667
Interest expense	(6,563)	(1,002)	(490)
Other (expense) income, net	(663)	143	540
Loss on early extinguishment of credit facility	—	(1,986)	—
Minority interests	(25,875)	(16,301)	(21,377)

Income before income taxes	55,646	46,566	67,261
Provision for income taxes	37,989	28,345	40,908

Net income	$17,657	$18,221	$26,353

Research and development costs include purchases from Drug Source Company, LLC as follows:	$2,663	$417	$1,842

The composition of stock-based compensation is as follows:
Research and development	$930	$556	$348
Selling, general and administrative	11,103	6,632	4,154
Cost of sales	4,376	2,613	1,636

	$16,409	$9,801	6,138

See accompanying notes.

AMERICAN BIOSCIENCE, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Retained Earnings (Deficit)	Other Comprehensive Income (Loss)
	Shares	Amount	Shares	Amount	Shares	Amount			Total
	(In thousands, except share data)
Balance at January 1, 2003	10,000,000	$10,000	22,500,000	$22,500	196,726,658	$74,088	$9,149	$(11)	$115,726
Effect of equity transactions by American Pharmaceutical Partners, Inc.	—	—	—	—	—	(1,403)	—	—	(1,403)
Purchase of common stock	—	—	—	—	(2,120,738)	(2,000)	—	—	(2,000)
Comprehensive income:
Net income	—	—	—	—	—	—	26,353	—	26,353
Foreign currency translation adjustments	—	—	—	—	—	—	—	151	151

Comprehensive income	—	—	—	—	—	—	—	—	26,504

Balance at December 31, 2003	10,000,000	10,000	22,500,000	22,500	194,605,920	70,685	35,502	140	138,827
Effect of equity transactions by American Pharmaceutical Partners, Inc.	—	—	—	—	—	10,276	—	—	10,276
Comprehensive income:
Net income	—	—	—	—	—	—	18,221	—	18,221
Unrealized gain on available-for-sale securities, net of tax	—	—	—	—	—	—	—	563	563
Foreign currency translation adjustments	—	—	—	—	—	—	—	(469)	(469)

Comprehensive income	—	—	—	—	—	—	—	—	18,315

Balance at December 31, 2004	10,000,000	$10,000	22,500,000	$22,500	194,605,920	$80,961	$53,723	$234	$167,418
Effect of equity transactions by American Pharmaceutical Partners, Inc.	—	—	—	—	—	24,826	—	—	24,826
Purchase of common stock	—	—	—	—	(7,896,226)	(67,500)	—	—	(67,500)
Purchase of Preferred Stock A	(10,000,000)	(10,000)	—	—	—	(7,125)	—	—	(17,125)
Purchase of Preferred Stock B	—	—	(22,500,000)	(22,500)	—	(16,031)	—	—	(38,531)
Distribution of equity to acquire Transplant Research Institute	—	—	—	—	—	—	(20,000)	—	(20,000)
Comprehensive income:
Net income	—	—	—	—	—	—	17,657	—	17,657
Unrealized gain on available-for-sale securities, net of tax	—	—	—	—	—	—	—	1,066	1,066
Foreign currency translation adjustments	—	—	—	—	—	—	—	329	329

Comprehensive income	—	—	—	—	—	—	—	—	19,052

Balance at December 31, 2005	—	$—	—	$—	186,709,694	$15,131	$51,380	$1,629	$68,140

See accompanying notes.

AMERICAN BIOSCIENCE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2005	2004	2003
	(in thousands)
Cash flows from operating activities:
Net income	$17,657	$18,221	$26,353
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	14,224	9,715	8,460
Amortization	1,149	1,105	1,082
Stock-based compensation	16,409	9,801	6,138
Loss on early extinguishment of credit facility	—	1,986	—
Loss on disposal of property, plant and equipment and intangible assets	941	280	6
Deferred income taxes	(9,127)	(5,152)	6,399
Equity in net income of Drug Source Company, LLC less dividends received	3,528	(1,090)	(1,988)
Minority interest	25,875	16,301	21,377
Excess tax benefit from stock based compensation	(15,687)	(1,247)	(3,165)
Changes in operating assets and liabilities:
Accounts receivable, net	(46,351)	15,953	(10,163)
Inventories	(23,847)	(39,209)	(23,965)
Prepaid expenses and other current assets	(2,226)	7,645	(3,809)
Non-current receivables from related parties	(2)	90	12
Accounts payable and accrued liabilities	32,767	7,150	8,552
Deferred revenue	18,366	—	(112)
Minimum royalties payable	(82)	(150)	—
Amounts due to officer/shareholder	(528)	954	352
Other non-current liabilities	1,400	—	—

Net cash provided by operating activities	34,466	42,353	35,529

Cash flows from investing activities:
Purchases of property, plant and equipment	(51,107)	(45,897)	(23,494)
Purchase of product license rights and research assets	(4,085)	(3,588)	(2,307)
Net sales (purchases) of short-term investments	12,020	(13,310)	(53,165)

Net cash used in investing activities	(43,172)	(62,795)	(78,966)

Cash flows from financing activities:
Proceeds from exercise of subsidiary stock options	11,547	2,224	3,103
Proceeds from sale of stock under subsidiary employee retirement and stock purchase plans	3,129	2,440	1,071
Proceeds from issuance of debt	190,000	11,900	22,850
Repayments of borrowings	(42,750)	—	—
Payment of deferred financing costs	(585)	(470)	—
Repurchase of preferred stock	(55,656)	—	—
Repurchase of common stock	(67,500)	—	(2,000)
Purchase of treasury stock by subsidiary	—	—	(19,999)
Payments on loan from officer/shareholder	—	—	(400)
Excess tax benefit from stock based compensation	15,687	1,247	3,165
Distribution of equity to acquire TRI	(20,000)	—	—

Net cash provided by financing activities	33,872	17,341	7,790
Effect of foreign currency translation	329	(469)	151

Increase (decrease) in cash and cash equivalents	25,495	(3,570)	(35,496)
Cash and cash equivalents at beginning of period	3,323	6,893	42,389

Cash and cash equivalents at end of period	$28,818	$3,323	$6,893

Supplemental disclosure of cash flow information
Cash paid for:
Interest	$7,674	$—	$6
Income taxes, net of refunds	33,690	21,413	36,684

See accompanying notes.

AMERICAN BIOSCIENCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005

1. Description of Business

On April 18, 2006, subsequent to the date of these financial statements, we, American BioScience, Inc., or ABI, , completed a merger with and into American Pharmaceutical Partners, Inc., or APP, our former majority-owned subsidiary, now known as Abraxis BioScience, Inc., pursuant to the terms of the Agreement and Plan of Merger dated November 27, 2005 that we entered into with APP and certain of our shareholders. Following the completion of the merger, the combined company was renamed “Abraxis BioScience, Inc.”, or Abraxis.

Incorporated in California in 1994, ABI is a privately held biotechnology company focused on the discovery, development and delivery of next-generation therapeutics, including biologically active molecules already existing within the human biological system, for the treatment of life-threatening diseases. ABI owns the worldwide rights to Abraxane®, a next generation taxane oncology product that was approved by the U.S. Food and Drug Administration, or the FDA, in January 2005 as the first in a new class of albumin-bound, nanometer-sized drugs for its initial indication in the treatment of metastatic breast cancer and launched in February 2005. In these footnotes, ABI Operations refers to this biotechnology business, whereas ABI refers to the consolidated entity.

At December 31, 2005 and 2004, ABI had three wholly owned subsidiaries, VivoRx AutoImmune, Inc., Chicago BioScience, LLC and Transplant Research Institute, and two majority-owned subsidiaries, Resuscitation Technologies, LLC and American Pharmaceutical Partners, Inc.

VivoRx AutoImmune, Inc., or VAI

VAI licenses and sublicenses intellectual property relating to third-party manufacturing of scientific assay kits.

Chicago BioScience, LLC, or CBL

CBL was formed in June 2004 for the purpose of acquiring a pharmaceutical manufacturing facility which is intended to be modified and used for the manufacture and development of existing and future products, including the manufacture of clinical supplies, and to provide additional research and development capabilities.

Transplant Research Institute, or TRI

TRI was formed and commenced operations in July 1991. In June 2005, Dr. Soon-Shiong, ABI’s controlling shareholder, sold to ABI his entire ownership interest in TRI, comprising all of the outstanding capital stock of TRI, in exchange for $20.0 million in cash. TRI holds various intellectual property and other rights. In ABI’s consolidated financial statements and for income tax purposes, because the sale involved ABI’s controlling shareholder, the TRI acquisition has been accounted for as an asset contribution using the shareholder’s historical cost basis, which was zero, and accounted for as a distribution of shareholders’ equity.

Resuscitation Technologies, LLC, or RTL

RTL was formed in December 2003 and commenced operations in July 2004. RTL is a research and development collaboration for a licensed drug. At the commencement of operations and at December 31, 2005, ABI owned 83% of RTL.

APP

APP was incorporated in Delaware in 2001 as successor to a California corporation formed in 1996 and is a pharmaceutical company that develops, manufactures and markets injectable pharmaceutical products. APP’s wholly-owned subsidiary, Pharmaceutical Partners of Canada, Inc., markets injectable pharmaceutical products in Canada. APP has a primary focus on the injectable oncology, anti-infective and critical care markets, and offers one of the most

AMERICAN BIOSCIENCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

comprehensive injectable product portfolios in the pharmaceutical industry. APP manufactures products in each of the three basic forms in which injectable products are sold: liquid, powder and lyophilized, or freeze-dried. Under an intercompany agreement between ABI and APP, APP held the exclusive North American right to sell Abraxane®, which was approved by the FDA in January 2005 and launched in February 2005. At December 31, 2005, ABI owned 66.2%, or 47,984,160 shares, of APP’s outstanding common stock.

APP began in 1996 with an initial focus on U.S. marketing and distribution of generic pharmaceutical products manufactured by others. In June 1998, APP acquired Fujisawa USA, Inc.’s generic injectable pharmaceutical business, including manufacturing facilities in Melrose Park, Illinois and Grand Island, New York and a research and development facility in Melrose Park, Illinois. APP also acquired additional assets in this transaction, including inventories, plant and equipment and abbreviated new drug applications that were approved by or pending with the FDA.

APP’s products are generally used in hospitals, long-term care facilities, alternate care sites and clinics within North America. Unlike the retail pharmacy market for oral products, the injectable pharmaceuticals marketplace is largely made up of end users who have relationships with group purchasing organizations, or GPOs, and/or specialty distributors who distribute products within a particular end-user market, such as oncology clinics. GPOs and specialty distributors generally enter into collective product purchasing agreements with pharmaceutical suppliers in an effort to secure more favorable drug pricing on behalf of their members.

Additionally, a wholly owned subsidiary of APP holds a 50% interest in Drug Source Company, LLC, or DSC. DSC is a joint venture with three other partners established in 2000 to purchase raw materials for resale to pharmaceutical companies, including APP. Because APP’s 50% interest in DSC does not provide financial or operational control of the entity, APP accounts for its interest in DSC under the equity method. APP’s equity in the net income of DSC, net of intercompany profit on purchases of inventory, is classified in operating expenses in the accompanying consolidated statements of income. APP’s research and development expense included purchases from DSC of $2.7 million, $0.4 million and $1.8 million in 2005, 2004 and 2003, respectively. APP ending inventory included purchases from DSC of $3.8 million and $2.9 million at December 31, 2005 and 2004, respectively.

On November 27, 2005, APP entered into an agreement and plan of merger with ABI under which ABI will merge with and into APP, with APP continuing as the surviving corporation. In the merger, holders of shares of ABI common stock will receive 86,096,523 shares of APP common stock, plus the number of shares of APP common stock held by ABI at the effective time of the merger (which was 47,984,160 shares as of December 31, 2005), less the number of shares of APP common stock issuable after the effective time of the merger with respect to restricted stock units issued under the ABI restricted unit plan contemplated to be adopted by ABI under the merger agreement (with this number of shares of APP common stock to be issued as part of the merger consideration, but to be issued to holders of ABI restricted stock units in cancellation of such units). The 47,984,160 shares of APP common stock held by ABI prior to the merger and acquired by APP in connection with the merger will be cancelled without payment of any additional merger consideration. Upon completion of the merger, the former holders of ABI common stock, together with the holders of ABI restricted stock units, will be issued shares of APP common stock representing approximately 83.5% of APP common stock outstanding on a fully-diluted basis immediately after the merger. This percentage reflects only the shares to be issued in the merger but does not include any shares of APP common stock held by individual ABI shareholders prior to the merger. In connection with the merger, APP’s certificate of incorporation will be amended to (a) increase the authorized number of shares of APP common stock to 350,000,000 and (b) change APP’s name to “Abraxis BioScience, Inc.”

AMERICAN BIOSCIENCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Merger

For accounting purposes, the merger between ABI and APP is referred to as a downstream merger with ABI viewed as the surviving entity rather than APP, although APP is the surviving entity for legal purposes. As such, effective as of the merger date, the merger will be accounted for in ABI’s consolidated financial statements as an implied acquisition of APP’s minority interest using the purchase method of accounting. Under this accounting method, APP’s accounts, including goodwill, will be adjusted to reflect the minority interests’ share of any differences between their fair values and book values as of the merger closing date. APP’s total fair value will be based on the weighted average market price of APP’s common stock for the period three days prior to and three days subsequent to the merger announcement date.

Furthermore, because ABI will be treated as the continuing reporting entity for accounting purposes, APP’s filed reports, as the surviving corporation in the merger, after the date of the merger would parallel the financial reporting required under generally accepted accounting principles in the United States and SEC reporting rules as if ABI were the legal successor to its reporting obligation as of the date of the merger. Accordingly, APP’s financial statements, for all periods prior to the date of the merger, will be revised to reflect this basis of accounting.

On November 27, 2005, APP entered into an agreement and plan of merger with ABI under which ABI will merge with and into APP, with APP continuing as the surviving corporation. In the merger, holders of shares of ABI common stock will receive 86,096,523 shares of APP common stock, plus the number of shares of APP common stock held by ABI at the effective time of the merger (which was 47,984,160 shares as of December 31, 2005), less the number of shares of APP common stock issuable after the effective time of the merger with respect to restricted stock units issued under the ABI restricted unit plan contemplated to be adopted by ABI under the merger agreement (with this number of shares of APP common stock to be issued as part of the merger consideration, but to be issued to holders of ABI restricted stock units in cancellation of such units). The 47,984,160 shares of APP common stock held by ABI prior to the merger and acquired by APP in connection with the merger will be cancelled without payment of any additional merger consideration. Upon completion of the merger, the former holders of ABI common stock, together with the holders of ABI restricted stock units, will be issued shares of APP common stock representing approximately 83.5% of APP common stock outstanding on a fully-diluted basis immediately after the merger. This percentage reflects only the shares to be issued in the merger but does not include any shares of APP common stock held by individual ABI shareholders prior to the merger. In connection with the merger, APP’s certificate of incorporation will be amended to (a) increase the authorized number of shares of APP common stock to 350,000,000 and (b) change APP’s name to “Abraxis BioScience, Inc.”

Equity - Based Compensation

ABI accounts for stock based compensation in accordance with FAS 123(R), which requires the recognition of compensation cost for all share-based payments (including employee stock options) at fair value. Effective January 1, 2006, ABI adopted the provisions of FAS 123(R) using a modified version of retrospective application. As a result, the fair value of stock-based employee compensation was recorded as an expense and all periods presented have been restated as if ABI had used the fair value method during previous periods. ABI uses the straight-line attribution method to recognize share-based compensation expenses over the vesting period of the award. Options currently granted generally expire ten years from the grant date and vest ratably over a four-year period.

Stock-based compensation as a result of the retrospective application of FAS 123(R), uses the Black-Scholes option pricing model to estimate the fair value of options granted under the our equity incentive plans and rights to acquire stock granted under our stock participation plan.

Refer to Note 10, Stock Options, in the notes to the consolidated financial statements for a detail of financial statement changes caused by the retrospective application.

AMERICAN BIOSCIENCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2. Summary of Significant Accounting Policies

Basis of Consolidation

The consolidated financial statements include the assets, liabilities and results of operations of ABI, APP, APP’s wholly owned subsidiary Pharmaceutical Partners of Canada, Inc., RTL, CBL, TRI, VAI and APP’s investment in DSC, which is accounted for using the equity method. All material intercompany balances and transactions have been eliminated in consolidation. Certain previously reported amounts have been reclassified to conform to the current period presentation.

Fiscal Year

ABI and its subsidiaries other than APP use a calendar fiscal year, beginning on January 1 and ending on December 31 of each year. APP uses a 52-week or 53-week fiscal year that ends on the Saturday nearest to December 31. For clarity of presentation, all periods are presented as if the year ended on December 31. The fiscal years ended December 31, 2005 and 2003 each contained 52 weeks and the fiscal year ended December 31, 2004 contained 53 weeks.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Estimates may also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash, Cash Equivalents and Short-Term Investments

It is ABI’s policy to include cash and investments having a maturity of three months or less at the time of acquisition in cash and cash equivalents. Short-term investments consist of highly-liquid, available-for-sale, municipal variable rate demand notes with maturities of greater than 10 years, which are recorded at cost, and may be redeemed at par upon seven days notice. The cost of these short-term investments closely approximates their fair market value due to their variable interest rates, which typically reset every seven days. ABI has never incurred realized or unrealized holding gains or losses on these securities and income resulting from ABI’s short-term investments is recorded as interest income.

Accounts Receivable and Concentration of Credit Risk

Historically, substantially all of ABI’s revenues have been derived from APP’s sale of injectable pharmaceutical products. APP typically has multi-year contractual agreements with GPOs and individual hospital groups to supply APP’s products to end-user hospital and alternate site customers. As is traditional in the pharmaceutical industry, a significant amount of APP’s generic pharmaceutical products are sold to end users under GPO contracts through a relatively small number of drug wholesalers, which comprise the primary pharmaceutical distribution chain in the United States. Three wholesalers collectively, and approximately proportionately, represented 77%, 89% and 87% of APP’s sales in fiscal 2005, 2004 and 2003, respectively, and represented 85% and 86% of APP’s accounts receivable at December 31, 2005 and 2004, respectively. The 2005 decline in the proportion of sales to the three major wholesalers was due primarily to increased sales to specialty oncology distributors. To help control APP’s credit exposure, APP routinely monitors the creditworthiness of

AMERICAN BIOSCIENCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

their customers, reviews outstanding customer balances and records allowances for bad debts as necessary. APP insures all, or a portion of, gross receivables from their largest customers to protect against risk of significant credit loss. Historical credit loss has been insignificant.

Inventories

Inventories are valued at the lower of cost or market as determined under the first-in, first-out, or FIFO, method as follows:

	December 31,
	2005			2004
	Approved	Pending Regulatory Approval	Total Inventory	Approved	Pending Regulatory Approval	Total Inventory
	(in thousands)
Finished goods	$31,768	$—	$31,768	$36,706	$—	$36,706
Work in process	$11,613	2,987	14,600	16,888	7,674	24,562
Raw materials	$122,449	6,465	128,914	49,563	40,604	90,167

	$165,830	$9,452	$175,282	$103,157	$48,278	$151,435

ABI inventories consist primarily of APP products currently approved for marketing and certain products pending regulatory approval. From time to time, ABI capitalizes inventory costs associated with products prior to regulatory approval based on a judgment of probable future commercial success and realizable value. Such judgment incorporates ABI’s knowledge and best judgment of where the product is in the regulatory review process, ABI’s required investment in the product, market conditions, competing products and ABI’s economic expectations for the product post-approval relative to the risk of manufacturing the product prior to approval. If final regulatory approval for such products is denied or delayed, ABI may need to provide for and expense such inventory.

At December 31, 2005, inventory included $9.5 million in costs relating to generic products pending FDA approval on that date. Included in the amount pending approval at December 31, 2005 was $7.4 million of Ceftriaxone which was approved by the FDA in February 2006. At December 31, 2004, ABI’s investment in inventory pending regulatory approval consisted solely of Abraxane®-related inventory pending approval as of the financial statement date. Commercial shipment of Abraxane® commenced on February 7, 2005.

ABI routinely reviews its inventory and establishes reserves when the cost of the inventory is not expected to be recovered or ABI’s product cost exceeds realizable market value. In instances where inventory is at or approaching expiry, is not expected to be saleable based on ABI’s quality and control standards or for which the selling price has fallen below cost, ABI reserves for any inventory impairment based on the specific facts and circumstances. In evaluating the market value of inventory pending regulatory approval as compared to its cost, ABI considered the market, pricing and demand for competing products, ABI’s anticipated selling price for the product and the position of the product in the regulatory review process. Provisions for inventory reserves are reflected in the financial statements as an element of cost of sales with inventories presented net of related reserves.

Property, Plant and Equipment

Property, plant and equipment is stated on the basis of cost or allocated acquisition value. Provisions for depreciation are computed for financial reporting purposes using the straight-line method over the estimated useful life of the related asset and for leasehold improvements the lesser of the estimated useful life of the related asset or the term of the related lease as follows:

Buildings and improvements	10-30 years
Machinery and equipment	3-10 years
Furniture and fixtures	5-7 years

AMERICAN BIOSCIENCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Depreciation expense was $14.2 million, $9.7 million and $8.5 million for the years ended December 31, 2005, 2004 and 2003, respectively. Depreciation expense increased $4.5 million in 2005 as compared to 2004 due primarily to the implementation of a new enterprise resource planning, or ERP, business system application and the expansion of APP’s development facility in 2005.

Property, plant and equipment consist of the following:

	December 31,
	2005	2004
	(in thousands)
Land	$4,531	$4,507
Building and improvements	67,596	60,676
Machinery and equipment	64,952	57,443
Furniture and fixtures	35,582	13,680
Construction in progress	46,631	38,116

	219,292	174,422
Less allowance for depreciation	(66,662)	(58,547)

	$152,630	$115,875

The 2005 increase in property, plant and equipment resulted from a higher level of capital expenditures supporting additional or improved manufacturing capacity and research and development infrastructure. APP implemented a new ERP business system application during 2005 and entered into various related licensing and support agreements. Costs capitalized into fixed assets relating to the ERP business system, included in furniture and fixtures, was $18.3 million at December 31, 2005 with related depreciation expense of $2.6 million for the year. At December 31, 2004, $17.1 million related to the ERP business system was included in construction in progress.

Deferred Financing Costs

In 2004, ABI recorded a non-cash, pretax charge of $2.0 million to write off unamortized debt acquisition costs related to the early extinguishment of APP’s 2001 five-year credit facility. The $2.6 million in deferred financing costs at December 31, 2003 related to the costs incurred in connection with obtaining the 2001 facility. The $0.5 million of costs incurred in obtaining APP’s $100 million facility, since expanded to $150 million, in September 2004 have been deferred and are being amortized on a straight-line basis over the new APP facility’s three-year term. In June 2005, ABI entered into a two-year, $200.0 million credit facility. ABI incurred $0.5 million in fees in connection with the ABI facility, which are being amortized on a straight-line basis over the facility’s two-year term. Deferred financing costs are stated net of accumulated amortization in the consolidated balance sheets.

Intangible Assets and Other Non-Current Assets

Intangible assets and other non-current assets consist primarily of amounts paid to attain rights to certain products and are stated net of accumulated amortization in the consolidated balance sheets. Intangible assets are recorded at acquisition cost and are amortized on a straight-line basis over the period estimated revenues are expected to be derived from such assets (weighted average amortization period of approximately seven years). The aggregate amortization expense was $0.8 million, $0.5 million and $0.2 million for the years ended December 31, 2005, 2004 and 2003, respectively. Estimated aggregate amortization expense, based on the

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current carrying value of the amortizable product and intellectual property rights will be approximately $0.3 million, $0.2 million, $0.1 million, $0.1 million and $0.1 million for each of the next five years, respectively.

In October 2003, in connection with a development and commercialization agreement for a low-molecular weight heparin product, APP acquired $1.25 million of the preferred stock of an Australian company, Alchemia Limited, and agreed, in the future, to contribute additional equity investment up to $1.25 million and to offer a U.S. dollar denominated interest-free loan to Alchemia of up to $1.25 million in relation to process scale-up work, with the loan convertible at APP’s option into equity of Alchemia.

APP’s investment in Alchemia common shares has been classified as an available-for-sale marketable equity security, in accordance with Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, and was recorded at fair market value with any unrealized holding gains or losses, net of tax, included in accumulated other comprehensive income. In late 2003, Alchemia underwent an initial public offering on the Australian Stock Exchange, and APP’s initial investment in preferred stock converted to common stock. During 2004, APP invested an additional $1.25 million in Alchemia common stock. At December 31, 2005, the total cost of APP’s investment in Alchemia was $2.5 million with a recorded fair market value of $5.2 million, the increase due primarily to market appreciation. At December 31, 2004, the total cost of APP’s investment in Alchemia and the fair market value recorded were $2.5 million and $3.6 million, respectively. APP monitors its investment in Alchemia for other than temporary declines in fair value and would charge any future impairment loss to income should an other than temporary decline in estimated value occur. $1.25 million and $0.5 million was outstanding under the note receivable at December 31, 2005 and 2004, respectively.

ABI Research Revenue Recognition

Research revenue generally consists of amounts earned from the development and research to advance the commercial application of pharmaceutical compounds for third parties. Such research revenue may include upfront license fees, milestone payments and reimbursement of development and other costs, and royalties. Non-refundable upfront license fees under which ABI has continuing involvement in the form of development, manufacturing or commercialization are recognized as revenue ratably over either: the development period if the development risk is significant or the estimated product useful life if the development risk has been substantially eliminated. Achievement-based milestone payments are recognized as revenue when the milestone objective is attained. Reimbursement of development and other costs are recognized as revenue as the related costs are incurred. Royalties are recognized as earned in accordance with the contract terms when royalties from licensees can be reliably measured and collectibility is reasonably assured. Royalty estimates are made in advance of amounts collected using historical and forecasted trends.

APP Product Revenue Recognition

APP recognizes revenue from the sale of a product and for contract manufacturing when title and risk of loss have transferred to the customer, collection is reasonably assured and APP has no further performance obligation. This is typically when the product is received by the customer. At the time of sale, as further described below, APP reduces sales and provides for estimated chargebacks, contractual allowances or customer rebates, product returns and customer credits and cash discounts. APP’s methodology used to estimate and provide for these sales provisions was consistent across all periods presented. Historically, Medicaid rebates issued have not been material; however, in 2005, APP had provided for an increase in Medicaid rebates as a result of the February 2005 launch of Abraxane®. Accruals for sales provisions are presented in ABI’s financial statements as a reduction of net sales and accounts receivable and, for contractual allowances, an increase in

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accrued liabilities. APP regularly reviews information related to these estimates and adjusts its reserves accordingly if, and when, actual experience differs from estimates.

APP has extensive, internal historical information on chargebacks, rebates and customer returns and credits which APP uses as the primary factor in determining the related reserve requirements. As further described below, due to the nature of APP’s injectable products and their primary use in hospital and clinical settings with generally consistent demand, APP management believes that this internal historical data, in conjunction with periodic reviews of available third-party data and updated for any applicable changes in available information, provides a reliable basis for such estimates.

Sales to APP’s three major wholesale customers comprised 77%, 89% and 87% of APP’s 2005, 2004 and 2003 net sales, respectively, with the decrease in 2005 attributable to the movement of a higher proportion of APP’s sales through specialty oncology distributors. APP periodically, as it believes warranted, reviews the wholesale supply levels of APP’s significant products by reviewing inventory reports purchased or available from wholesalers, evaluating APP’s unit sales volume, and incorporating data from third-party market research firms and periodic visits to wholesalers’ warehouses. Based on these activities, APP attempts to keep a consistent wholesale stocking level of approximately two to six weeks across its generic products. The buying patterns of APP’s customers do vary from time to time, both from customer to customer and product to product, but APP believes that historic wholesale stocking or speculative buying activity in the distribution channel have not had a significant impact on historic sales comparisons or sales provisions.

As of the date of these financial statements, APP has not entered into any inventory management agreements with any of its wholesale customers which would require APP to pay a fee in connection with their distribution of APP’s products or other services, possibly including sales data and other services and contractual rights for APP, but APP may be required to enter into such agreements in the future in order to maintain its relationships with such wholesalers. APP is unable to ascertain the potential impact of any such agreements on cost of sales, but does not believe that such agreements would result in a substantial change in wholesale stocking levels of APP’s products as compared to current levels.

ABI’s sales provisions totaled $605.7 million, $771.6 million and $676.4 million in 2005, 2004 and 2003, respectively, and related reserves totaled $84.5 million and $124.4 million at December 31, 2005 and 2004, respectively.

APP Chargebacks

The estimated provision for chargebacks is APP’s most significant and complex sales allowance. Following industry practice, APP typically sells its products to independent pharmaceutical wholesalers at wholesale list price. The wholesaler in turn sells APP’s products to an end user, normally a hospital or alternative healthcare facility, at a lower contractual price previously established between APP and the end user via a GPO. GPOs enter into collective purchasing contracts with pharmaceutical suppliers to secure more favorable product pricing on behalf of their end-user members.

APP’s initial sale to the wholesaler, and the resulting receivable, are recorded at APP’s wholesale list price. As most of these selling prices will be reduced to a lower end-user contract price, APP then reduces reported sales and receivables at the time of sale revenue is reduced by, by the difference between the list price and estimated ultimate end-user contract price. Then, when the wholesaler ultimately sells the product to the end user at the end-user contract price, the wholesaler charges APP a chargeback for the difference between the list price and the end-user contract price and such chargeback is offset against APP’s initial estimated provision. On a

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monthly basis, at a product level, APP compares the unit and price components of its recorded chargeback provision to estimated ending wholesale units in the distribution channel pending chargeback under end-user contracts and estimated end-user contract prices, and adjusts the chargeback provision as necessary.

The most significant estimates inherent in the initial chargeback provision relate first to wholesale units pending chargeback and second to the ultimate end-user contract selling price. APP bases its estimates for these factors primarily on internal, product-specific sales and chargeback processing experience, estimated wholesaler inventory stocking levels, current contract pricing and APP’s expectation for future contract pricing changes. One factor which complicates the chargeback calculation is the time lag between when the product is sold to the wholesaler, when the wholesaler sells the product to the end-user customer and then when APP receives and processes the chargeback. Other complicating factors include product sales for which no chargeback request is submitted and estimating the ultimate selling price of the product for products with rapidly changing market pricing conditions. APP’s chargeback provision is also potentially impacted by a number of market conditions, including competitive pricing, competitive products and changes impacting demand in both the distribution channel and healthcare provider.

APP’s methodology used to estimate and provide for chargebacks was consistent across all periods presented. Due to information constraints in the distribution channel, primarily the inability to track product through the channel on a unit or lot specific basis, it has not been practical, and has not been necessary, for APP to capture and quantify the impact of current versus prior year activity on the chargeback provision. APP does review current year chargeback activity to determine whether material changes in the provision relate to prior period sales; such changes have not been material to the income statement. The $49.5 million decrease in chargeback requirements during 2005 resulted primarily from lower quarterly generic sales, including of certain products with larger chargeback provision requirements, in the fourth quarter of 2005 as compared to the fourth quarter of 2004. As a proprietary product, Abraxane® does not require significant chargeback reserves. The $39.5 million increase in chargeback requirements during 2004 resulted from a 37% fourth quarter sales increase and an increase proportion of new generic oncology products in the sales mix. Oncology products generally require a higher chargeback provision. A one percent decrease in APP’s estimated end-user contract selling prices would reduce 2005 net sales by $0.6 million and a one percent increase in wholesale units pending chargeback at December 31, 2005 would decrease 2005 net sales by $0.6 million.

The accrual for chargebacks is presented in the financial statements as a reduction of net sales and accounts receivable. Chargeback activity for the three years ended December 31, 2005 was as follows:

	Year Ended December 31,
	2005	2004	2003
	(in thousands)
Balance at beginning of year	$97,382	$57,989	$50,212
Provision for chargebacks	519,750	674,820	610,763
Credits or checks issued to third parties	(569,291)	(635,427)	(602,986)

Balance at end of year	$47,841	$97,382	$57,989

APP Contractual Allowances, Returns and Credits, Cash Discounts and Bad Debts

Contractual allowances, generally rebates or administrative fees, are offered to certain wholesale customers, GPOs and end-user customers by APP, consistent with pharmaceutical industry practices. Settlement of rebates and fees may generally occur from one to 15 months from date of sale. APP provides a general provision for contractual allowances at the time of sale based on the historical relationship between sales and such allowances.

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Upon receipt of chargeback, due to the availability of product and customer specific information on these programs, APP then establishes a specific provision for fees or rebates based on the specific terms of each agreement. A one percent increase in the estimated rate of contractual allowances to sales at December 31, 2005 would decrease APP’s net sales by $1.9 million. Contractual allowances are reflected in the financial statements as a reduction of net sales and as a current accrued liability. APP’s provision for contractual allowances during each of the three years ended December 31, 2005 was as follows:

	Year Ended December 31,
	2005	2004	2003
	(in thousands)
Balance at beginning of year	$11,433	$6,988	$6,919
Provision for contractual allowances and customer rebates	33,572	27,116	19,861
Credits issued to third parties	(32,853)	(22,671)	(19,792)

Balance at end of year	$12,152	$11,433	$6,988

Consistent with industry practice, APP’s return policy permits its customers to return products within a window of time before and after the expiration of product dating. APP provides for product returns and other customer credits at the time of sale by applying historical experience factors, generally based on APP’s historic data on credits issued by credit category or product, relative to related sales and provides specifically for known outstanding returns and credits. At December 31, 2005, a one percent increase in the estimated reserve requirements for customer credits and product returns would have decreased 2005 net sales by $1.4 million. The accrual for customer credits and product returns is presented in the financial statements as a reduction of net sales and accounts receivable. APP’s provision for customer credits and product returns during each of the three years ended December 31, 2005 was as follows:

	Year Ended December 31,
	2005	2004	2003
	(in thousands)
Balance at beginning of year	$9,397	$8,820	$6,346
Provision for customer credits and returns product returns	27,010	28,248	25,879
Credits issued to third parties	(20,135)	(27,671)	(23,405)

Balance at end of year	$16,272	$9,397	$8,820

APP generally offers its customers a standard cash discount on generic injectable products for prompt payment and, from time to time, may offer a greater discount and extended terms in support of product launches or other promotional programs. APP’s wholesale customers typically pay within terms and a provision for cash discounts is established at the time of sale based on the terms of sale.

APP establishes a reserve for bad debts based on general and identified customer credit exposure. APP’s actual loss due to bad debts in the three-year period ending December 31, 2005 was less than $0.1 million.

APP Shipping and Handling Fees and Costs

Shipping and handling fees billed to customers are recognized in net sales. Shipping and handling costs are included in cost of sales.

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Minority Interests

ABI’s minority interest in the consolidated statements of income represents the minority shareholders’ share of the net income of APP. The minority interests in the consolidated balance sheets reflect the original investment by minority shareholders in the APP subsidiary, along with the minority interest’s share of APP’s subsequent net earnings.

Income Taxes

Since APP’s December 2001 initial public offering, ABI and APP have filed separate, stand-alone federal income tax returns. For state purposes, depending on applicable state laws, ABI and APP may file separate returns or a consolidated or combined tax return.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases as well as net operating loss and capital loss carry forwards. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated financial statements in the period that includes the legislative enactment date.

For financial statement purposes, because ABI and APP file separate federal income tax returns and ABI has expected to be unable to realize the tax benefit of tax losses, ABI has recorded valuation allowances to offset the tax benefit of deductible temporary differences and net operating loss carryforwards. Upon review of ABI’s potential sources of income, ABI has concluded that it is more likely than not that some portion of the deferred tax asset will not be realized. ABI considered the following in this determination: taxable temporary differences that generate taxable income in the future; the ability to carryback net operating losses; and tax planning strategies which could be readily implemented.

Expense Recognition

Cost of sales represents the costs of the products which ABI has sold and primarily consists of labor, raw materials, components, packaging, quality assurance and quality control, shipping and manufacturing overhead costs and the cost of finished products purchased from third parties.

Research and development costs are expensed as incurred or consumed and consist primarily of pre-production manufacturing scale-up, scientific and clinical research costs and related salaries and other personnel-related expenses, depreciation, facilities, raw material and production costs and professional services fees.

Selling, general and administrative expenses consist primarily of salaries, commissions and other personnel-related expenses, as well as costs for travel, trade shows and conventions, promotional material and catalogs, advertising and promotion, facilities, risk management and professional fees.

APP Stock-Based Compensation

ABI accounts for stock based compensation in accordance with FAS 123(R), which requires the recognition of compensation cost for all share-based payments (including employee stock options) at fair value. Effective January 1, 2006, ABI adopted the provisions of FAS 123(R) using a modified version of retrospective application. As a result, the fair value of stock-based employee compensation was recorded as an expense and all periods presented have been restated as if ABI had used the fair value method during previous periods. ABI uses the straight-line attribution method to recognize share-based compensation expenses over the vesting period of the award. Options currently granted generally expire ten years from the grant date and vest ratably over a four-year period.

Stock-based compensation as a result of the retrospective application of FAS 123(R), uses the Black-Scholes option pricing model to estimate the fair value of options granted under the our equity incentive plans and rights to acquire stock granted under our stock participation plan.

Refer to Note 10, Stock Options, in the notes to the consolidated financial statements for a detail of financial statement changes caused by the retrospective application.

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Fair Value of Financial Instruments

ABI’s financial instruments consist mainly of cash and cash equivalents, short-term investments, accounts receivable, accounts payable and ABI’s credit facilities. Cash equivalents include investments with maturities of three months or less at the time of acquisition. Short-term investments consist of highly-liquid, available-for-sale, municipal variable rate demand notes, which are recorded at cost, and may be redeemed at par upon seven days notice. The carrying value of substantially all of ABI’s financial instruments approximates their fair value due to the short-term nature of these financial instruments. The interest rates on borrowings under ABI’s bank credit facilities are revised periodically to reflect market rate fluctuations.

ABI has not used any derivatives or other foreign currency or interest rate hedging instruments and, accordingly, Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, has had no effect on ABI’s consolidated financial statements.

Recent Accounting Pronouncements

In November 2004, the FASB issued Statement of Financial Accounting Standards No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. The purpose of this statement is to clarify the accounting of abnormal amounts of idle facility expense, freight, handling costs and waste material. ARB No. 43 stated that under some circumstances these costs may be so abnormal that they are required to be treated as current period

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costs. SFAS No. 151 requires that these costs be treated as current period costs regardless if they meet the criteria of “so abnormal.” In addition, the statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provision of this statement will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of SFAS No. 151 is not expected to have a material impact on ABI’s results of operations or financial position.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005, with earlier application permitted. The adoption of SFAS No. 153 is not expected to have a material impact on ABI’s results of operations or financial position.

In May 2005, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 154, Accounting Changes and Error Corrections (SFAS 154). SFAS 154 requires retrospective application to prior-period financial statements of changes in accounting principles, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 also redefines “restatement” as the revising of previously issued financial statements to reflect the correction of an error. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. ABI does not expect that the impact of this statement will have a material effect on its consolidated financial statements.

3. Intercompany Product License and Manufacturing Agreements

All transactions between ABI and its APP subsidiary related to the intercompany product license and manufacturing agreements eliminate in consolidation and do not impact consolidated ABI operating results but do impact the results of the two operating segments. Such intercompany agreements will effectively cease to exist upon closing of the pending merger between APP and ABI.

In November 2001, ABI signed a perpetual intercompany license agreement with APP under which APP acquired the exclusive rights to market and sell Abraxane® in North America for indications relating to breast, lung, ovarian, prostate and other cancers. Under the agreement, APP made an initial payment to ABI of $60.0 million and committed to future milestone payments contingent upon achievement of specified regulatory, publication and sales objectives for licensed indications. ABI is responsible for conducting clinical studies in support of Abraxane® and for substantially all costs associated with the development and obtaining regulatory approval for Abraxane®. Any profit, as defined in the license agreement, resulting from APP’s sales of Abraxane® will be shared equally between ABI and APP, following the recapture of half of the pre-launch sales, marketing and pre-production start-up costs incurred by APP. Initial profit sharing related to sales of Abraxane® commenced during the fourth quarter of 2005, when $3.3 million of Abraxane® profit was expensed (earned) and paid (earned) by APP to ABI, respectively.

Under the intercompany license agreement, ABI earns milestone payments upon the filing and approval of Abraxane® for metastatic breast cancer indication. The first such milestone of $10.0 million was achieved in May 2004 when the FDA accepted ABI’s NDA for the metastatic breast cancer indication. This payment was expensed (earned) and paid (received) by APP to ABI, respectively, in the second quarter of 2004. The FDA then approved Abraxane® for the filed indication in January 2005, triggering a $15.0 million milestone payment in the first quarter of 2005, which has been capitalized by APP and will be amortized over the expected life of the product, subject to periodic review for impairment.

Regulatory or publication achievements related to other licensed indications under study, including lung, ovarian and prostate cancers, will trigger further intercompany milestone payments to ABI, generally totaling $17.5 million per agreed indication. Additionally, upon achievement of major annual one-time Abraxane® sales

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milestones, APP is required to make additional payments which, in the aggregate, could total $110.0 million should annual Abraxane® sales exceed $1.0 billion.

In November 2001, along with the intercompany license agreement for Abraxane®, APP also entered into an intercompany manufacturing agreement with ABI under which APP agreed to manufacture Abraxane® for ABI and its licensees for sales outside North America. Under this agreement, APP has the non-exclusive right to manufacture Abraxane® worldwide. For sales outside of APP’s licensed territories, APP will charge ABI and its licensees a customary margin on APP’s manufacturing costs based on whether the product will be used for clinical trials or commercial sale. The initial term of this agreement is ten years and may be extended for successive two-year terms by ABI.

4. Accrued Liabilities

Accrued liabilities consist of the following:

	December 31,
	2005	2004
	(in thousands)
Sales and marketing	$18,728	$15,133
Payroll and employee benefits	12,707	7,731
Accrued income taxes	6,992	9,589
Legal and insurance	2,971	1,976
Other	4,958	5,049

	$46,356	$39,478

5. Credit Facilities and Debt Extinguishment

ABI Credit Facility

In June 2005, ABI entered into a two-year, $200.0 million credit facility secured by substantially all of ABI’s assets, including 47.2 million shares of APP common stock held by ABI. As of December 31, 2005, $190.0 million was outstanding under the ABI facility. Given the two-year life, borrowings under the ABI facility have been classified as long-term debt in ABI’s consolidated balance sheets. ABI incurred $0.5 million in fees in connection with the ABI facility, which are being amortized over the facility’s two-year term. In January 2006, ABI borrowed an additional $10.0 million under the credit facility, bringing the total outstanding under the facility to $200.0 million. On March 6, 2006, ABI amended its $200 million credit facility to increase the allowed borrowings to $215 million. In connection with the increase, ABI borrowed an additional $5 million on March 7, 2006.

The interest rate under the ABI facility is computed daily at LIBOR plus 1.7%, or 6.09% at December 31, 2005. ABI may make prepayments under the credit facility at its option. The ABI facility includes various restrictive covenants, including as to the market value of APP stock and achievement of specified Abraxane® sales objectives, and ABI may be required to make mandatory prepayments of outstanding balances and accrued interest for violating these covenants.

At December 31, 2004, ABI had $38.8 million outstanding under a prior $50.0 million credit facility which was secured by 6.2 million shares of APP’s common stock held by ABI as of December 31, 2004. The prior ABI credit facility was payable on demand and accrued interest at LIBOR plus 0.65%. ABI repaid all amounts outstanding under this facility in June 2005.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

APP Credit Facility and Debt Extinguishment

In September 2004, APP entered into a $100 million three-year unsecured revolving credit and letter of credit facility. The new credit facility was extended to $150 million in August 2005, the term was extended by one year and reductions were made to the margins for Eurodollar Rate Loans and future commitment fees. Debt acquisition fees of approximately $0.5 million for the new facility are being amortized over the life of the facility.

In 2004, as a result of the early termination of a prior APP credit facility, a non-recurring, non-cash pretax charge was recorded of approximately $2.0 million to write off unamortized debt acquisition costs. As of December 31, 2005 and 2004, no amounts were outstanding under the facility and APP was in compliance with all of its covenants.

Interest rates under APP’s new credit facility vary depending on the type of loan made and APP’s leverage ratio. The interest rate under the credit facility is LIBOR plus 75 basis points. At December 31, 2005, the interest rate for loans under the credit facility was 5.14%. The credit facility limits the amount of and assesses a 0.125% fee on the face amount of outstanding letters of credit. With respect to the capital stock held by ABI, the credit facility prohibits APP from declaring or paying any cash dividends or making any other such cash distributions. Additionally, the terms of APP’s September 2004 credit facility limit the principal amount of the intercompany demand note received from ABI to $23.0 million, among various other covenants and restrictions.

Chicago BioScience Mortgage

In connection with the acquisition of a development and manufacturing facility by Chicago BioScience, LLC, a wholly owned subsidiary of ABI, ABI obtained a $4.0 million mortgage due in July 2005 which was secured by substantially all of the assets in the manufacturing facility and 65,000 shares of APP common stock held by ABI. ABI repaid this mortgage in full in June 2005.

No interest expense was capitalized during the years ended December 31, 2005, 2004 or 2003.

Subsequent Credit Facility

On April 18, 2006, in connection with the closing of the merger between ABI and APP, the prior facilities were replaced with a three-year, $450 million, unsecured credit facility, with a sub-limit of $10 million for standby and commercial letters of credit and $20 million for swing line loans. In connection with the closing of the merger, the amount outstanding under the ABI facility was repaid with borrowings from the new facility. Interest rates under the new facility vary depending on the type of loan made and Abraxis’ leverage ratio as defined in the agreement. The agreement contains various restrictive covenants pertaining to the maintenance of minimum net worth, leverage and interest coverage ratios. In addition, the agreement restricts Abraxis’ ability to declare or pay dividends, make future loans to third parties and incur other indebtedness. Fees of $1.7 million associated with the new agreement will be capitalized and amortized over the term of the agreement and the remaining $0.6 million in unamortized debt acquisition costs related to the prior facilities will be written off in the second quarter of 2006 in conjunction with the closing of the merger. Refer to Note 17, Subsequent Events, in the notes to the consolidated financial statements for further information.

6. Leases and Commitments

Leases

ABI has entered into various operating lease agreements for warehouses, office space, automobiles, communications, information technology equipment and software, and office equipment. Rental expense amounted to $4.1 million, $3.6 million and $2.4 million for the years ended December 31, 2005, 2004, and 2003, respectively.

As of December 31, 2005, future annual minimum lease payments related to non-cancelable operating leases were as follows:

Year	Amount
(in thousands)
2006	$4,711
2007	2,273
2008	1,065
2009	760
2010	1,573
Thereafter	3,005

$13,387

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ABI Clinical Trial and Other Commitments

ABI has entered into various clinical trial service agreements with third parties for the management, planning and execution of clinical trials. If all milestones in these agreements are achieved, related milestone commitments to be paid by ABI in 2006 will approximate $15.8 million.

ABI owns a library of natural drug discovery soil samples and related strains acquired from around the world which is intended for use in the discovery of new chemical entities. As part of the purchase agreement, ABI is committed to paying up to $4.2 million for the achievement of certain milestones defined in the purchase agreement.

7. Employee Benefit Plan

ABI and APP each sponsor a 401(k) defined-contribution plan, or 401(k) Plan, covering substantially all of their respective eligible employees. Employee contributions to the 401(k) Plans are voluntary. Under the ABI plan, ABI contributes an amount equal to 50% of a covered employee’s eligible contribution up to 6% of a participant’s compensation and employer contributions vest over three years. In January 2005, APP adopted an enhanced 401(k) plan defined-contribution plan to replace its previous plan. Under the 2005 APP plan, APP contributes a qualified non-elective contribution equal to 3% of all eligible employees’ compensation, regardless of participation in the plan with such employer contributions vesting immediately. Under both the ABI and APP 401(k) plans, participants’ contributions are limited to their annual tax deferred contribution limit as allowed by the Internal Revenue Service. Total employer matching contributions to the 401(k) Plans were $2.6 million, $1.7 million and $1.2 million for the years ended December 31, 2005, 2004 and 2003, respectively. ABI and APP may contribute additional amounts to the 401(k) Plans at each company’s discretion. Neither ABI nor APP has ever made a discretionary contribution to a 401(k) Plan. As of December 31, 2005, 142,359 APP common shares were reserved for issuance under APP’s 401(k) Plan.

8. APP Employee Stock Purchase Plan

Under the 2002 Employee Stock Purchase Plan, or ESPP, eligible APP employees may contribute up to 10% of their base earnings toward the semi-annual purchase of APP’s common stock. The employees’ purchase price is the lesser of 85% of the fair market value of the stock on the first business day of the offer period or 85% of the fair market value of the stock on the last business day of the semi-annual purchase period. Employees can purchase no more than 625 shares of APP’s common stock within any given purchase period. No compensation expense is recorded in connection with the shares issued from the ESPP by APP. An aggregate of 8,167,301 shares of APP common stock were reserved for issuance under the ESPP at December 31, 2005. The ESPP provides for annual increases in the number of shares of APP common stock issuable under the ESPP equal to the lesser of: a) 3,000,000 shares, b) a number of shares equal to 2% of the total number of shares outstanding or c) a number of shares as determined by APP’s Board of Directors. In 2005, 126,775 shares were issued under the ESPP by APP for an aggregate purchase price of $3.1 million. The weighted average fair values of the purchase rights granted in 2005 and 2004 were $10.57 and $3.50, respectively, and were issued at a weighted average price of $29.05 and $9.77, respectively. Of the 1,487 APP employees eligible to participate, 913 were participants in the ESPP at December 31, 2005. At December 31, 2004, there were 1,450 employees eligible to participate in the ESPP and 871 participants.

AMERICAN BIOSCIENCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

9. Shareholders’ Equity

Preferred Stock

ABI Preferred Stock Repurchases

During 2005, ABI repurchased 10.0 million shares of its Series A preferred stock and 22.5 million shares of its Series B preferred stock for $55.7 million. The Series A preferred stock and Series B preferred stock of ABI repurchased represented all of the outstanding shares of ABI’s preferred stock.

APP Preferred Stock

APP is authorized to issue up to 6,000,000 shares of APP preferred stock that is not designated as a particular class. APP’s Board of Directors may authorize and cause the issuance of the undesignated APP preferred stock in one or more series, determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of undesignated APP preferred stock and to fix the number of shares constituting any series and the designation of the series, without any further vote or action by APP’s stockholders.

Common Stock

ABI Common Stock

In connection with ABI’s initial capitalization, the founding shareholder contributed $10,000 and certain technology rights in exchange for 197,475,004 shares of common stock. In ABI’s consolidated financial statement, the contributed technology was recorded at the founding shareholder’s book basis in the developmental technologies, which was zero.

ABI Common Stock Splits

On July 15, 2005, ABI’s Board of Directors declared a two-for-one stock split. On April 2, 2003 and September 16, 2003, ABI’s Board of Directors declared three-for-two stock splits. As a result, the consolidated financial statements reflect an increase in the number of outstanding shares of ABI common stock, and all share amounts have been adjusted to reflect the effect of the stock splits for all periods presented.

ABI Common Stock Repurchases

During 2005, ABI repurchased 7.9 million shares of ABI common stock for $67.5 million. On March 26, 2003, ABI repurchased 2,120,738 shares of ABI common stock at $0.94 per share. These shares have been retired.

ABI Warrant

During 1998, pursuant to a Notice of Loan and Warrant Opportunity, or Notice, offered to all ABI common shareholders, ABI borrowed approximately $2.0 million from ABI’s controlling shareholder, who is also an ABI officer, in connection with the acquisition of two manufacturing facilities. The amount loaned by the officer/shareholder was comprised of the controlling officer/shareholder’s allocable share of the offering plus the allocable share of ABI’s other shareholders who did not exercise their rights to participate in the offering. The loan was paid off in full by the end of 2002.

AMERICAN BIOSCIENCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Notice provided for the issuance, for each dollar loaned, of a warrant to purchase 9.864 shares of ABI common stock at an exercise price of $0.44 per share. Based upon the amount loaned by the controlling shareholder, ABI issued the officer/shareholder a warrant to purchase 19,727,982 shares of ABI common stock. The warrant expires on March 26, 2008. Pursuant to the merger agreement, the officer/shareholder has agreed to exercise the warrant prior to the completion of the pending merger.

Issuances of Subsidiaries’ Common Stock

The effect on ABI equity of the issuance, or repurchase, of subsidiary common stock to, or from, unrelated parties by the subsidiary is to increase, or decrease, ABI shareholders’ equity, with no gain or loss recognized.

APP Treasury Stock

Pursuant to a December 2002 authorization by APP’s Board of Directors, APP repurchased 1,596,081 shares of APP common stock in the 2003 first quarter for $20.0 million. Additionally, in 2002, APP repurchased 5,050,317 shares of APP common stock from third parties for $36.3 million in cash, including transaction costs. These repurchases were funded using APP’s internal cash resources and are being held as treasury shares to be used for general corporate purposes. In aggregate, the 6,646,398 APP common shares held as treasury stock at December 31, 2005 have a cost basis of $8.47 per share.

APP Common Stock Voting Rights

The holders of APP’s common stock are entitled to one vote for each share held of record upon such APP matters and in such manner as may be provided by law.

APP Registration Rights

The holders of 56,861,089 shares of APP’s common stock, which includes shares held by ABI, are entitled to registration rights with respect to their shares. These holders may require APP to include their shares in APP registration statements and may require APP to register all or a portion of their shares. Upon registration, these shares generally would be freely tradable in the public market without restriction.

Generally, all expenses in effecting these registration statements, with the exception of underwriting discounts and selling commissions, are to be borne by APP. These registration rights are subject to some conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in a registration. APP agreed to indemnify the holders of these registration rights, and each selling holder has agreed to indemnify APP, against liabilities under the Securities Act, the Securities Exchange Act or other applicable federal or state law.

Increase in APP Authorized Shares

In connection with APP’s pending merger with ABI, APP’s Board of Directors approved an amendment to APP’s certificate of incorporation to increase the authorized number of shares of APP common stock to 350,000,000, $0.001 par value per share. This charter amendment also was approved by the requisite vote of APP’s stockholders pursuant to an action by written consent. Before giving effect to this charter amendment, APP’s certificate of incorporation authorized APP to issue 100,000,000 shares of common stock, $0.001 par value per share, and 6,000,000 shares of preferred stock, $0.001 par value per share. The authorized number of shares of preferred stock will not be affected by the charter amendment.

AMERICAN BIOSCIENCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Dividends

ABI Dividends

If ABI’s Board of Directors declares a dividend at any time, such dividend shall be declared in equal amounts per share on all shares of ABI common stock.

APP Dividends

APP has never paid a cash dividend on any class of stock and has no current intention of paying cash dividends in the future. In the event that APP liquidates, dissolves or winds up, the holders of APP’s common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of APP preferred stock. Holders of APP’s common stock have no preemptive rights or rights to convert their APP common stock into any other securities.

10. Stock Options

APP 1997 Stock Option Plan

During 1998, APP’s Board of Directors authorized the 1997 Stock Option Plan, or the 1997 Plan. Under the 1997 Plan, options to purchase shares of APP’s common stock were granted to certain APP employees and directors with an exercise price equal to the estimated fair market value of APP common stock on the date of grant. The 1997 Plan stock options vested immediately upon completion of APP’s initial public offering in December 2001.

APP 2001 Stock Incentive Plan

In December 2001, APP’s Board of Directors authorized the 2001 Stock Incentive Plan, or the 2001 Plan. The 2001 Plan provides for the grant of incentive stock options and restricted stock to APP employees, including officers and employee directors, non-qualified stock options to APP employees, directors and consultants, and restricted stock and other types of awards. At December 31, 2005, there were 15,965,228 options available for grant, and 19,537,225 APP common shares reserved for the exercise of stock options under the 2001 Plan. The number of shares reserved for issuance increases annually on the first day of each fiscal year by an amount equal to the lesser of a) 6,000,000 shares, b) 5% of the total number of APP shares outstanding as of that date, or c) a number of shares as determined by APP’s Board of Directors.

APP’s Board of Directors, or a committee designated by APP’s Board of Directors, administers the 2001 Plan and has authority to determine the terms and conditions of awards, including the types of awards, the number of shares subject to each award, the vesting schedule of the awards and the selection of grantees.

The exercise price of all options granted under the 2001 Plan will be determined by APP’s Board of Directors or a committee designated by APP’s Board of Directors, but in no event will this price be less than the fair market value of APP’s common stock on the date of grant, unless otherwise determined by APP’s Board of Directors with respect to non-qualified stock options.

APP 2001 Non-Employee Director Stock Option Program

The 2001 Non-Employee Director Stock Option Program, or the 2001 Program, was adopted as part, and is subject to the terms and conditions, of the 2001 Plan. The 2001 Program establishes an automatic option grant program for the grant of awards to non-employee directors.

AMERICAN BIOSCIENCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The 2001 Program is administered by APP’s Board of Directors, or a committee designated by the APP Board of Directors, which determines the terms and conditions of awards, and construes and interprets the terms of the program and awards granted under the program.

APP Restricted Stock

At December 31, 2005, 34,000 restricted shares were outstanding with market values ranging from $14.69 to $34.03 and vesting dates ranging from January 2006 to June 2011. Compensation expense related to restricted stock grants is based upon the market price on date of grant and charged to earnings on a straight-line basis over the vesting periods by APP.

APP Stock Option Activity

Stock option activity for all plans is as follows:

	Options Outstanding		Exercisable Options
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Outstanding at January 1, 2003	4,589,978	$4.43
Granted	1,126,150	19.17
Exercised	(973,746)	3.18
Forfeited	(243,877)	10.81

Outstanding at December 31, 2003	4,498,505	8.05	2,136,269	$3.55

Granted	1,094,600	32.56
Exercised	(461,983)	4.81
Forfeited	(160,985)	23.75

Outstanding at December 31, 2004	4,970,137	13.24	2,625,886	$5.62

Granted	778,800	45.91
Exercised	(1,760,444)	6.92
Forfeited	(416,496)	31.23

Outstanding at December 31, 2005	3,571,997	$21.38	1,774,537	$11.31

The weighted-average fair value of options granted was $20.01, $19.56 and $11.34 for the years ended December 31, 2005, 2004 and 2003, respectively, as calculated using the Black-Scholes option pricing model.

AMERICAN BIOSCIENCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes information about all APP stock options outstanding as of December 31, 2005:

	Options Outstanding			Options Exercisable
Exercise Price Ranges	Number of Shares	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
$ 2.00-$ 8.00	1,115,509	4.4	$3.53	958,496	$3.42
$ 8.01-$14.00	567,862	6.5	11.27	386,749	11.16
$14.01-$20.00	163,808	7.3	15.74	59,593	15.30
$20.01-$26.00	336,669	8.3	23.91	78,382	24.11
$26.01-$32.00	357,005	5.7	29.05	176,871	28.75
$32.01-$38.00	175,294	8.1	34.90	45,196	34.67
$38.01-$44.00	183,000	8.7	40.60	27,600	40.23
$44.01-$50.00	628,937	8.9	46.33	41,650	45.90
$50.01-$57.00	43,913	9.0	53.11	—	—

	3,571,997	6.6	$21.38	1,774,537	$11.31

Stock-Based Compensation

ABI accounts for stock-based compensation in accordance with FAS 123(R), which requires the recognition of compensation cost for all share-based payments, including employee stock options, at fair value. Effective January 1, 2006, ABI adopted the provisions of FAS 123(R) using a modified version of retrospective application. As a result, the fair value of stock-based employee compensation has been recorded as an expense and all periods presented have been restated as if ABI had used the fair value method during previous periods. ABI uses the straight-line attribution method to recognize share-based compensation expenses over the vesting period of the award. Options currently granted generally expire ten years from the grant date and vest ratably over a four-year period.

Stock based compensation as a result of the retrospective application of FAS 123(R), use the Black-Scholes option pricing model to estimate the fair value of options granted under our equity incentive plans and rights to acquire stock granted under the company’s stock participation plan.

AMERICAN BIOSCIENCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following is a summary of the line items impacted by the restatement on the previously reported 2005 consolidated income statement and statement of cash flows and the December 31, 2005 balance sheet:

FAS 123R Restatement

(in thousands, except per share data)

Income Statement

	Year Ended December 31, 2005
	As originally Reported	As Adjusted	Effect of Change
Net sales	$520,757	$520,757	$—
Cost of sales	222,859	227,235	4,376

Gross profit	297,898	293,522	(4,376)
Operating expenses:
Research and development	55,541	56,471	930
Selling, general and administrative	140,422	151,525	11,103
Stock-based compensation	3,031	—	(3,031)
Equity in net income of Drug Source Co., LLC	(1,802)	(1,802)	—

Total operating expenses	197,192	206,194	9,002

Income from operations	100,706	87,328	(13,378)
Interest income	1,419	1,419	—
Interest expense	(6,563)	(6,563)	—
Other (expense) income, net	(663)	(663)	—
Minority interests	(28,633)	(25,875)	2,758

Income before income taxes	66,266	55,646	(10,620)
Provision for income taxes	43,072	37,989	(5,083)

Net income	$23,194	$17,657	$(5,537)

AMERICAN BIOSCIENCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Balance Sheet

	December 31, 2005
	As originally Reported	As Adjusted	Effect of Change
Deferred income taxes	$14,871	$16,936	$2,065

Total current assets	348,847	350,912	2,065

Total assets	$522,164	$524,229	$2,065

Accrued liabilities	45,634	46,356	722

Total current liabilities	101,906	102,628	722
Total liabilities	293,306	294,028	722
Minority interests	161,608	162,061	453
Common stock	5,875	15,131	9,256
Deferred stock-based compensation	(400)	—	400
Retained earnings	60,146	51,380	(8,766)
Total shareholders’ equity	67,250	68,141	891

Total liabilities and shareholders’ equity	$522,164	$524,229	$2,065

Statement of Cash Flows

	Year Ended December 31, 2005
	As originally Reported	As Adjusted	Effect of Change
Cash flows from operating activities:
Net income	$23,194	$17,657	$(5,537)
Adjustments to reconcile net income to net cash provided by (used in) operating activities: Stock-based compensation	3,031	16,409	13,378
Deferred income taxes	(9,374)	(9,127)	247
Minority interest	28,633	25,875	(2,758)
Excess tax benefit from stock based compensation	20,770	(15,687)	(36,457)
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	17,327	32,767	15,440

Net cash provided by operating activities	50,153	34,466	(15,687)
Cash flows from financing activities:
Excess tax benefit from stock based compensation	—	15,687	15,687

Net cash provided by financing activities	18,185	33,872	15,687
Effect of foreign currency translation	329	329	—

Increase in cash and cash equivalents	25,495	25,495	—
Cash and cash equivalents at beginning of period	3,323	3,323	—

Cash and cash equivalents at end of period	$28,818	$28,818	$—

AMERICAN BIOSCIENCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following is a summary of the line items impacted by the restatement of the previously reported 2004 consolidated income statement, statement of cash flows and the December 31, 2004 balance sheet:

FAS 123R Restatement

(in thousands, except per share data)

Income Statement

	Year Ended December 31, 2004
	As originally Reported	As Adjusted	Effect of Change
Net sales	$405,247	$405,247	$—
Cost of sales	189,641	192,254	2,613

Gross profit	215,606	212,993	(2,613)
Operating expenses:
Research and development	41,621	42,177	556
Selling, general and administrative	101,319	107,951	6,632
Stock-based compensation	1,077	—	(1,077)
Equity in net income of Drug Source Co., LLC	(2,084)	(2,084)	—

Total operating expenses	141,933	148,044	6,111

Income from operations	73,673	64,949	(8,724)
Interest income	763	763	—
Interest expense	(1,002)	(1,002)	—
Other (expense) income, net	143	143	—
Loss on early extinguishment of credit facility	(1,986)	(1,986)	—
Minority interests	(18,018)	(16,301)	1,717

Income before income taxes	53,573	46,566	(7,007)
Provision for income taxes	31,671	28,345	(3,326)

Net income	$21,902	$18,221	$(3,681)

Balance Sheet

	December 31, 2004
	As originally Reported	As Adjusted	Effect of Change
Deferred income taxes	$14,225	$14,225	$—

Total current assets	262,146	262,146	—

Total assets	$392,623	$392,623	$—

Accrued liabilities	39,064	39,478	(414)

Total current liabilities	110,886	111,300	414
Deferred income taxes	2,735	423	(2,312)
Total liabilities	113,621	111,723	(1,898)
Minority interests	112,876	113,482	606
Common stock	75,348	80,961	5,613
Deferred stock-based compensation	(2,385)	—	2,385
Retained earnings	60,429	53,723	(6,706)
Total shareholders’ equity	166,126	167,418	1,292

Total liabilities and shareholders’ equity	$392,623	$392,623	$—

AMERICAN BIOSCIENCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Statement of Cash Flows

	Year Ended December 31, 2004
	As originally Reported	As Adjusted	Effect of Change
Cash flows from operating activities:
Net income	$21,902	$18,221	$(3,681)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Stock-based compensation	1,077	9,801	8,724
Deferred income taxes	(4,371)	(5,152)	(781)
Minority interest	18,018	16,301	(1,717)
Excess tax benefit from stock based compensation	4,573	(1,247)	(5,820)
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	5,122	7,150	2,028

Net cash provided by operating activities	43,600	42,353	(1,247)
Cash flows from financing activities:
Excess tax benefit from stock based compensation	—	1,247	1,247

Net cash provided by financing activities	16,094	17,341	1,247
Effect of foreign currency translation	(469)	(469)	—

Increase in cash and cash equivalents	(3,570)	(3,570)	—
Cash and cash equivalents at beginning of period	6,893	6,893	—

Cash and cash equivalents at end of period	$3,323	$3,323	$—

The following is a summary of the line items impacted by the restatement of the previously reported 2003 consolidated income statement and statement of cash flows:

FAS 123R Restatement

(in thousands, except per share data)

Income Statement

	Year Ended December 31, 2003
	As originally Reported	As Adjusted	Effect of Change
Net sales	$351,744	$351,744	$—
Cost of sales	160,056	161,692	1,636

Gross profit	191,688	190,052	(1,636)
Operating expenses:
Research and development	38,921	39,269	348
Selling, general and administrative	59,539	63,693	4,154
Stock-based compensation	1,215	—	(1,215)
Loss on litigation settlement	1,006	1,006	—
Equity in net income of Drug Source Co., LLC	(1,837)	(1,837)	—

Total operating expenses	98,844	102,131	3,287

Income from operations	92,844	87,921	(4,923)
Interest income	667	667	—
Interest expense	(490)	(490)	—
Other (expense) income, net	540	540	—
Minority interests	(22,299)	(21,377)	922

Income before income taxes	71,262	67,261	(4,001)
Provision for income taxes	42,868	40,908	(1,960)

Net income	$28,394	$26,353	$(2,041)

AMERICAN BIOSCIENCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Statement of Cash Flows

	Year Ended December 31, 2003
	As originally Reported	As Adjusted	Effect of Change
Cash flows from operating activities:
Net income	$28,394	$26,353	$(2,041)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Stock-based compensation	1,215	6,138	4,923
Minority interest	22,299	21,377	(922)
Excess tax benefit from stock based compensation	5,125	(3,165)	(8,290)
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	5,387	8,552	3,165

Net cash provided by operating activities	38,694	35,529	(3,165)
Cash flows from financing activities:
Excess tax benefit from stock based compensation	—	3,165	3,165

Net cash provided by financing activities	4,625	7,790	3,165
Effect of foreign currency translation	151	151	—

Increase in cash and cash equivalents	(35,496)	(35,946)	—
Cash and cash equivalents at beginning of period	42,389	42,389	—

Cash and cash equivalents at end of period	$6,893	$6,893	$—

In accordance with FAS 123(R), ABI will adjust stock based compensation on a quarterly basis for revisions to the estimated rate of equity award forfeitures based on actual forfeiture experience. The effect of adjusting the forfeiture rate for all expense amortization after January 1, 2005 will be recognized in the period the forfeiture estimate is changed.

As of March 31, 2006, there was $20.9 million of total unrecognized compensation expense related to stock options granted under the company’s equity incentive plans which is expected to be recognized over a weighted average period of 1.4 years.

The fair values of options granted during the three months ended March 31, 2006 and 2005 were determined using the Black-Scholes option pricing model, which incorporates various assumptions. The risk-free rate of interest for the average contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The dividend yield is zero as ABI does not anticipate paying any dividends. The expected term of awards granted is based upon the historical exercise patterns of the participants in APP’s plans and expected volatility is based on the historical volatility of APP stock over the expected term of the award. The weighted average estimated values of employee stock option grants and rights granted under APP’s employee stock purchase plan as well as the weighted average assumptions that were used in calculating such values during the first quarter of 2006 and 2005 were based on estimates at the date of grant as follows:

	Year Ended December 31,
	2005	2004	2003
Stock Options
Risk-free rate	3.9%	3.4%	2.9%
Dividend yield	—	—	—
Expected life in years	5.0	5.0	5.0
Volatility	46%	69%	67%

Employee Stock Purchase Plan
Risk-free rate	2.2%	1.9%	1.7%
Dividend yield	—	—	—
Expected life in years	1.2	1.4	1.4
Volatility	46%	69%	67%

AMERICAN BIOSCIENCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

11. Income Taxes

Deferred tax assets and liabilities consist of the following:

	December 31,
	2005	2004
	(in thousands)
Deferred tax liabilities:
Depreciation basis differences	$(7,865)	$(2,083)
Activity from partnership	(128)	—
Organization cost	(362)	(18)
State income taxes	(1,161)	(383)

Total deferred tax liabilities	(9,516)	(2,484)

Deferred tax assets:
Inventories	7,326	4,385
Milestone payment	4,827	—
Deferred revenue	7,714	—
Gain/loss on sale of assets	14	—
Amortization	4,869	1,751
Customer discounts	978	1,339
Legal settlement	163	419
Stock based compensation	2,066	2,312
Net operating loss and credit carryforwards	14,960	12,237
Other accruals and reserves	11,270	7,541

	54,187	29,984
Valuation allowance	(21,742)	(13,698)

Total deferred tax assets	32,445	16,286

Net deferred tax assets	$22,929	$13,802

The provision for income tax consists of the following:

	Year ended December 31,
	2005	2004	2003
	(in thousands)
Current:
Federal	$43,704	$29,950	$29,950
State	7,046	4,201	5,299
Foreign	1,696	1,891	1,220

Total current	52,446	36,042	36,469
Deferred:
Federal	(20,521)	(12,106)	(4,036)
State	(1,980)	(1,449)	635
Valuation allowance	8,044	5,858	7,840

Total deferred	(14,457)	(7,697)	4,439

Total provision for income taxes	$37,989	$28,345	$40,908

AMERICAN BIOSCIENCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A reconciliation of the federal statutory rate to ABI’s effective tax rate is as follows:

	Year ended December 31,
	2005	2004	2003
Tax provision at statutory federal rate	35.0%	35.0%	35.0%
State income taxes, net of federal income tax benefit	2.6	4.9	4.7
Permanent Items	2.6	0.5	1.4
Tax rate change in state deferred taxes	0.4	—	0.1
Non-includable income/non-deductible expenses	(3.3)	(1.3)	(0.4)
Tax credits	(3.3)	(3.9)	—
Valuation allowance	9.9	9.3	8.8
Other	2.7	0.6	(3.5)
Minority interest	21.7	15.8	14.7

Effective tax rate	68.3%	60.9%	60.8%

The difference between the federal statutory income tax rate and the effective income tax rate is primarily due to the recording of the valuation allowance, state taxes and investment tax credits, and the impact of minority interest. Through December 2001, APP was included in the consolidated federal income tax and certain consolidated or combined state income tax returns of ABI. As a result of APP’s initial public offering, ABI’s ownership interest in APP dropped below the 80% required by Internal Revenue Service regulations for inclusion in a consolidated return. Because ABI and APP file separate federal income tax returns and ABI has expected to be unable to realize the tax benefit of net operating loss carryforwards, at December 31, 2005, ABI had recorded cumulative valuation allowances of $21.7 million to offset the tax benefit of deductible temporary differences and net operating loss carryforwards. The federal tax net operating loss carryforwards include $7.6 million from 2003 (expiring in 2023), $15.7 million from 2004 (expiring in 2024) and approximately $6.3 million from 2005 (expiring in 2025). The increase in the valuation allowance in 2005 and 2004 is due to the increase in ABI’s cumulative net operating losses.

Intercompany Tax Sharing and Indemnification Agreement

In July 2001, ABI and APP entered into an intercompany tax sharing and indemnification agreement. This agreement provides for the allocation and payment of income taxes for periods during which ABI and APP were included in the same consolidated group for federal income tax purposes or the same consolidated, combined or unitary returns for state income tax purposes. This agreement also covers the conduct of income tax audits and the handling of income tax controversies.

Under the tax sharing and indemnification agreement, for periods during which APP is included in ABI’s consolidated federal income tax returns or state consolidated, combined or unitary tax returns, APP is required to pay an amount of income tax equal to the amount APP would have paid had APP filed its tax returns as a separate entity, except in cases where the consolidated or combined group as a whole realized a detriment on a consolidated or combined basis. If any adjustment is made to APP’s share of any consolidated or combined income tax returns, APP shall pay to ABI or ABI shall pay to APP, as the case may be, the amount of such adjustment. This agreement will effectively terminate upon completion of the pending merger.

12. Acquisitions of Assets

In July 2004, APP acquired certain assets, including a 25,000 square foot manufacturing facility and certain injectable oncology product rights, for a purchase price of $9.6 million in cash, after final purchase price

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

adjustments. APP completed its purchase accounting in the third quarter of 2005 and has allocated the purchase price to the fair value of property, plant and equipment of $9.0 million and inventory of $0.6 million. Located in Barbengo, Switzerland, the FDA approved facility uses Isolator Technology which is particularly suitable for the manufacture of oncolytic products.

In July 2004, Chicago BioScience, LLC, a wholly owned subsidiary of ABI, acquired a 90,000 square foot former pharmaceutical manufacturing facility including all of its machinery, equipment, furniture and fixtures, for a purchase price of $5.5 million in cash. This facility, located in Elk Grove Village, Illinois, is intended to be modified and used for the manufacture and development of existing and future products, including the manufacture of clinical supplies, and to provide additional research and development capabilities.

13. Regulatory Matters

ABI and its subsidiaries are subject to regulatory oversight by the FDA and other regulatory authorities with respect to the development and manufacturing of its products. Failure to comply with regulatory requirements can have a significant effect on ABI’s business and operations. ABI management has designed and operates a system of controls to attempt to ensure compliance with regulatory requirements.

14. Litigation

ABI brought an action in United States District Court, Central District of California, against IVAX Corporation, or IVAX, relating to the launch of paclitaxel. In December 2002, ABI settled this matter for $2.0 million.

Vista Health Plan, Inc., or VHPI, filed in United States District Court, District of Columbia, a purported class action against ABI and Bristol Myers Squibb relating to the launch of IVAX’s generic version of Taxol®. Cobalt Corporation and WGA Insurance Corporation, on behalf of themselves and as representative plaintiffs representing other third-party payers, brought an action in Superior Court, Los Angeles County, California against ABI and Bristol Myers relating to the same matter. These cases were settled for approximately $1 million in 2003.

In October and November of 2003, several purported federal securities class action lawsuits were filed against APP in the United States District Court for the Northern District of Illinois relating to disclosure of Abraxane® Phase III clinical trials results. All of the class action lawsuits were consolidated in March 2004. In February 2005, following the FDA’s approval of Abraxane®, the consolidated federal class action lawsuit against APP was voluntarily dismissed by the plaintiffs with prejudice. In February 2005, the consolidated federal class action lawsuit against APP was voluntarily dismissed by the plaintiffs with prejudice following the FDA’s approval of Abraxane®.

Additionally, in December 2003 a purported shareholder derivative action was filed in the Circuit Court of Cook County, Illinois, Chancery Division against each member of APP’s Board of Directors and one APP non- director executive officer alleging essentially the same claims as were alleged in the federal class action lawsuit. In March 2005, the shareholder derivative action was voluntarily dismissed by the plaintiffs without prejudice. On March 11, 2005, the shareholder derivative action was voluntarily dismissed by the plaintiffs without prejudice following the FDA’s approval of Abraxane®.

In December 2004, one of APP’s former officers and employees and a former director of ABI filed a demand for arbitration with the American Arbitration Association against APP and Dr. Soon-Shiong, our Chief Executive Officer. In August 2005, this individual filed an amended arbitration demand adding ABI as a defendant. In the arbitration, this individual asserts that APP improperly terminated his employment and that the defendants breached various promises allegedly made to him. This individual is seeking various forms of relief, including monetary damages and equity interests in APP and ABI. APP has filed a counterclaim in the arbitration, claiming that the former employee breached his duties and obligations to APP and was negligent in the performance of his duties. We are seeking unspecified damages. The arbitration has been set to begin in late 2006. Abraxis intends to vigorously defend this claim.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In February 2005, Bioquest Venture Leasing filed a complaint against Vivorx Autoimmune, Inc., a wholly owned subsidiary of ABI, in the Superior Court of the State of California for the County of Los Angeles. Bioquest alleges that its predecessor in interest entered into a license agreement with Medclone, Inc., the predecessor in interest to Vivorx for certain technology. Bioquest alleges that Vivorx defaulted on its payment obligations pursuant to the license terms and has sought damages, interest and attorneys fees. ABI intends to defend vigorously this claim and its management does not believe that this claim will have a material adverse effect on ABI’s consolidated financial statements or results of operations.

On or about December 7, 2005 several stockholder derivative and class action lawsuits were filed against APP, APP’s directors and ABI in the Delaware Court of Chancery relating to the recently completed merger between APP and ABI. APP is a nominal defendant in the stockholder derivative actions. The lawsuits allege that APP’s directors breached their fiduciary duties to its stockholders by causing APP to enter into the merger agreement and for not providing full and fair disclosure to its stockholders, regarding the recently completed merger, which it is alleged caused the value of the shares held by APP’s public stockholders to be significantly diminished. The lawsuits seek, among other things, an unspecified amount of damages and rescinding the merger. Abraxis intends to vigorously defend these actions.

ABI and APP are from time to time subject to claims and litigation arising in ordinary courses of business. ABI and APP intend to defend vigorously any such litigation that may arise under all defenses that would be available to ABI and APP. In the opinion of ABI and APP management, the ultimate outcome of proceedings of which ABI and APP management is aware, even if adverse to ABI and APP, will not have a material adverse effect on ABI’s consolidated financial position or results of operations.

15. Net Sales by Product

Net sales by product line are as follows:

	Year Ended December 31,
	2005	2004	2003
	(in thousands)
Critical care	$163,581	$178,242	$169,849
Anti-infective	169,818	125,052	95,581
Oncology(1)	184,815	95,866	81,049
Research revenue	1,944	237	429
Contract manufacturing	599	5,739	4,088
Other	—	111	748

	$520,757	$405,247	$351,744

(1)	Abraxane® sales totaled $133.7 million in 2005.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

16. Related Party Transactions

Amounts due to officers and shareholders primarily consist of compensation expense that has been recognized, but not yet paid by ABI. No interest is accrued, imputed or owed relating to the compensation amounts due.

TRI was formed and commenced operations in July 1991. In June 2005, Dr. Soon-Shiong, ABI’s controlling shareholder, sold to ABI his entire ownership interest in TRI, comprising all of the outstanding capital stock of TRI, in exchange for $20.0 million in cash. TRI holds various intellectual property and other rights. In ABI’s consolidated financial statements and for income tax purposes, because the sale involved ABI’s controlling shareholder, the TRI acquisition has been accounted for as an asset contribution using the shareholder’s historical cost basis, which was zero, and accounted for as a distribution of shareholders’ equity.

Non-current receivables from related parties consist of accounts and notes receivable from employees and officers that are due over periods ranging from 1 to 10 years. Total non-current receivables from related parties totaled $0.6 million at both December 31, 2005 and 2004. Of the total non-current receivables from related parties outstanding at December 31, 2005, $0.4 million of the amount is collateralized by property and APP common stock. The remaining balance is not collateralized. The notes receivable bear interest at rates ranging from 5.12% to 5.75% per annum. In addition, approximately $0.2 million of the outstanding notes receivable at December 31, 2005 will be forgiven over five years, contingent upon the individual continuing employment.

17.	Subsequent Events

Merger

On April 18, 2006, subsequent to the date of these financial statements, ABI, completed a merger with and into APP, ABI’s former majority-owned subsidiary, now known as Abraxis BioScience, Inc., pursuant to the terms of the Agreement and Plan of Merger dated November 27, 2005 that ABI entered into with APP and certain of ABI’s shareholders. Following the completion of the merger, the combined company was renamed to “Abraxis BioScience, Inc., or Abraxis.

In connection with the merger, APP issued to the shareholders of ABI 133,868,443 shares of APP’s common stock, of which 8,609,652 shares were placed into escrow pursuant to the terms of an escrow agreement entered into between APP, a representative of the ABI shareholders and Fifth Third Bank, as escrow agent. The escrow agreement sets forth the mechanism for disbursement of the escrow funds. The 47,984,160 shares of APP common stock that had been held by ABI prior to the closing of the merger were cancelled.

In addition and as contemplated by the merger agreement, APP entered into a corporate governance and voting agreement and a registration rights agreement with certain shareholders of ABI. The corporate governance and voting agreement sets forth certain agreements with the controlling shareholder and his affiliated entities regarding governance and voting matters relating to our company after the consummation of the merger. The registration rights agreement sets forth certain registration obligations by APP with respect to APP common stock received by the former ABI shareholders in connection with the merger.

As a part of the merger, APP also assumed two restricted stock unit plans established by ABI prior to the closing of the merger. Under the terms of first restricted stock unit plan or RSU Plan I, the units granted under that plan vested upon the completion of the merger. As a result, the holders of these units received the right to acquire an aggregate 212,239 shares of APP’s common stock upon the closing of the merger. The 212,239 shares of APP’s common stock issuable upon the vesting of these units reduced the number of shares otherwise issuable to the shareholders of ABI at the effective time of the merger under the terms of the merger agreement. Under the terms of the second restricted unit plan assumed by APP in connection with the merger, the RSU Plan II, the units granted there under will vest one-half on the second anniversary of the merger and the balance on the fourth anniversary of the merger. The units convert into the right to receive a number of shares of Abraxis’ common stock determined on each vesting date determined by the price that vests on such date divided by the average trading price of Abraxis’ common stock over the three days prior to vesting; except that if the average trading price of Abraxis’ common stock is less than $28.27, then the price is divided by $28.27. The maximum number of Abraxis shares that may be issuable under this restricted unit plan is 3,325,080 shares.

On April 18, 2006, APP entered into an agreement with RSU Plan LLC, or the RSU LLC, an entity that is beneficially owned and controlled by the ABI shareholders existing prior to the merger, including entities controlled by Dr. Soon-Shiong. RSU LLC owns a sufficient number of shares of APP common stock to satisfy APP’s obligations under the RSU Plan II. Under the terms of this agreement, the RSU LLC has agreed that prior to the date on which restricted stock units issued pursuant to the RSU Plan II become vested, RSU LLC will deliver, or cause to be delivered, to Abraxis the number of shares of Abraxis common stock, or cash, or a combination thereof, in an amount sufficient to satisfy the obligations to participants under the RSU Plan II of the vested restricted

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

units. Abraxis is required to satisfy its obligations under the RSU Plan II by paying to the participants in the RSU Plan II cash and/or shares of Abraxis common stock in the same proportion as was delivered by the RSU LLC. The intention of this agreement is to have RSU LLC satisfy Abraxis’ obligations under RSU Plan II so that there would not be any further dilution to Abraxis’ stockholders as a result of Abraxis’ assumption of the RSU Plan II.

New Credit Facility

On April 18, 2006, in connection with the closing of the merger between ABI and APP, the prior facilities were replaced with a three year, $450 million, unsecured credit facility, with a sub-limit of $10 million for standby and commercial letters of credit and $20 million for swing line loans. In connection with the closing of the merger, the amount outstanding under the ABI facility was repaid with borrowings from the new facility. Interest rates under the new facility vary depending on the type of loan made and our leverage ratio as defined in the agreement. The agreement contains various restrictive covenants pertaining to the maintenance of minimum net worth, leverage and interest coverage ratios. In addition, the agreement restricts Abraxis’ ability to declare or pay dividends, make future loans to third parties and incur other indebtedness. Fees of $1.7 million associated with the new agreement will be capitalized and amortized over the term of the agreement and the remaining $0.6 million in unamortized debt acquisition costs related to the prior facilities will be written off in the second quarter of 2006 in conjunction with the closing of the merger. On March 30, 2006, prior to the replacement of its credit facility, ABI borrowed an additional $9 million under the ABI facility.

Acquisition of Manufacturing Plant

On April 25, 2006, Abraxis entered into a definitive purchase agreement with Pfizer Inc., in which Abraxis agreed to purchase Pfizer’s Cruce Dávila manufacturing facility in Barceloneta, Puerto Rico. The purchase includes a 56-acre site which consists of a 172,000 square foot validated manufacturing plant with capabilities of producing EU and US compliant injectable pharmaceuticals, as well as protein based biologic and metered dosed inhaler capabilities. In addition, the acquisition includes a state-of-the-art, computer-controlled 90,000 square foot active pharmaceutical ingredients manufacturing plant and two support facilities housing quality assurance and laboratories totaling 262,000 square feet. This facility is expected to employ 400 to 500 people when fully operational and will provide a third manufacturing site using Abraxis proprietary nanoparticle albumin bound, NAB™, technology to produce chemotherapeutics such as Abraxane®. Under the terms of the agreement, subsequent to closing, Abraxis will lease a portion of the manufacturing facility back to Pfizer. We expect to close on the Cruce Davila facility in the third quarter of 2006 and are presently occupying portions of the property under a sublease agreement with Pfizer.

Abraxane® Co-Promotion and Product Acquisition Agreement

On April 26, 2006, Abraxis entered into a Co-Promotion and Strategic Marketing Services Agreement with AstraZeneca UK Limited, a wholly owned subsidiary of AstraZeneca PLC. Under the Agreement, Abraxis Oncology, a division of Abraxis, and AstraZeneca will:

•	co-promote Abraxane®, Abraxis’ proprietary taxane oncology product in the United States for a term of five and one-half years beginning July 1, 2006;

•	AstraZeneca will pay Abraxis a $200 million up-front signing fee;.

•	the parties will equally share in the costs associated with advertising and promoting Abraxane® in the U.S. and the cost of certain clinical trials that are part of the product’s overall clinical development program;

•	Abraxis will pay AstraZeneca a 22% commission on U.S. net sales of Abraxane® during the term of the agreement, with a trailing commission of ten percent for the first year and five percent for the second year following the end of the five and one-half year term; and

•	Abraxis will be entitled to receive certain milestone payments from AstraZeneca in the event of FDA approvals for new indications for Abraxane® are obtained within specific timelines.

Also under the terms of this agreement, Abraxis granted AstraZeneca a right of first offer to license or co-promote Abraxane®, outside the U.S., other than in certain countries, should we seek to co-license or promote Abraxane® outside of the U.S. and a right of first offer to license or co-promote nab™-docetaxel in the U.S. and other certain countries should Abraxis seek to license or co-promote nab™-docetaxel in those countries.

In addition, Abraxis also entered into an asset purchase agreement with AstraZeneca UK Limited on April 26, 2006 to acquire AstraZeneca’s U.S. anesthetics and analgesic product portfolio, which includes Diprivan® (propofol), Naropin® (ropivacaine), as well as a variety of local anesthetics including EMLA® (Eutectic Mixture of Lidocaine and Prilocaine), Xylocaine® (lidocaine), Polocaine® (mepivacaine), Nesacaine® (chloroprocaine HCl Injection, USP), Sensorcaine® (bupivacaine), and Astramorph® (morphine sulfate injection, USP). Under the Agreement Abraxis will pay AstraZeneca approximately $275 million at closing and $75 million upon the first anniversary of closing. At the closing, AstraZeneca will also enter into an exclusive supply agreement with Abraxis under which AstraZeneca will supply these products to Abraxis for an initial term of five years. In addition, AstraZeneca has agreed that Abraxis will be its preferred partner for consideration of certain proprietary injectable products when patents on these products expire. Under the terms of the Agreement, AstraZeneca has also granted Abraxis a right of first offer to purchase or license AstraZeneca’s anesthetics and analgesics portfolio outside of the U.S. should AstraZeneca decide to divest these assets. Closing of this acquisition transaction is subject to customary conditions.

Litigation

On May 8, 2006, the same former officer, who filed a demand for arbitration in December 2004, filed an action against APP, ABI and certain directors of APP in Cook County Illinois relating to the recently completed merger between APP and ABI alleging that the defendants breached fiduciary duties to APP shareholders by causing APP to enter into the merger agreement. The complaint seeks $12 million in damages. Abraxis intends to vigorously defend this action.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

18. Segment Information

Operating primarily in North America, ABI has been organized, managed and reported in two business segments, each with discrete business objectives, management, operating and capital structures. The ABI Operations segment is a science-driven organization focused on development-stage biotechnology research, clinical progression and regulatory approval, primarily in products using its proprietary nanoparticle albumin-bound, or nab™, technology platform. The APP Operations segment has historically operated as a separate publicly traded entity focused on the late-stage development, manufacture and marketing of generic injectable pharmaceutical products and Abraxane®, the recently approved, next generation taxane oncolytic product, licensed from ABI. Prior to the July 2005 initiation of the merger proposal, there were no material shared costs between the two business segments other than as defined in the Abraxane® license agreement, as described in Note 3.

	Net Sales to External Customers	Income (Loss) from Operations	Interest Income	Interest Expense	Provision (Benefit) for Income Taxes	Depreciation and Amortization	Total Assets	Capital Expenditures
2005
APP Operations	$518,813	$118,751	$2,404	$—	$42,375	$16,091	$515,447	$48,723
ABI Operations	20,222	(18,566)	286	7,834	441	1,425	61,533	2,384
Eliminations	(18,278)	(12,857)	(1,271)	(1,271)	(4,827)	(2,143)	(52,751)	—

Total	$520,757	$87,328	$1,419	$6,563	$37,989	$15,373	$524,229	$51,107

	Net Sales to External Customers	Income (Loss) from Operations	Interest Income	Interest Expense	Provision (Benefit) for Income Taxes	Depreciation and Amortization	Total Assets	Capital Expenditures
2004
APP Operations	$405,010	$80,161	$1,790	$—	$28,814	$9,777	$373,333	$37,893
ABI Operations	10,237	(15,212)	70	2,099	(469)	1,043	62,499	8,004
Eliminations	(10,000)	—	(1,097)	(1,097)	—	—	(43,209)	—

Total	$405,247	$64,949	$763	$1,002	$28,345	$10,820	$392,623	$45,897

	Net Sales to External Customers	Income (Loss) from Operations	Interest Income	Interest Expense	Provision (Benefit) for Income Taxes	Depreciation and Amortization	Total Assets	Capital Expenditures
2003
APP Operations	$351,315	$111,850	$1,758	$6	$45,415	$9,002	$303,785	$22,753
ABI Operations	429	(23,929)	130	1,705	(4,507)	540	63,201	741
Eliminations	—	—	(1,221)	(1,221)	—	—	(43,209)	—

Total	$351,744	$87,921	$667	$490	$40,908	$9,542	$323,777	$23,494

19. Taiho Agreement and Revenue

On May 27, 2005, ABI licensed the rights to Abraxane® in Japan to Taiho Pharmaceutical Co., LTD, or Taiho, a subsidiary of Otsuka Pharmaceutical Ltd. Under the agreement, ABI and Taiho have established a steering committee which will oversee the development of Abraxane® in Japan for the treatment of breast, lung, gastric, and other solid tumors. The license provides for: a non-refundable $20.0 million upfront payment to ABI, $38.5 million in potential milestone payments contingent upon the achievement of various clinical, regulatory and sales objectives; royalties based on net sales under the agreement; and an agreement under which ABI will supply Taiho with Abraxane®. Due to ABI’s continuing involvement under the licensing agreement, the $20.0 million non-refundable upfront payment has been deferred and the payment is being recognized as research revenue ratably over the estimated life of the product.

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FINANCIAL SCHEDULE

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

A	B	C	D	E
Year Ended December 31,	Balance at Beginning of Period	(1) Additions	(2) Deductions	Balance at End of Period
	(in thousands)
Allowance for doubtful accounts:
2005	$632	$4	$9	$627
2004	$510	$122	$—	$632
2003	$801	$(291)	$—	$510

(1)	Provision for bad debts or chargebacks charged to expense.
(2)	Accounts receivable written-off or collections, or chargebacks processed.